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Allegheny Technologies Incorporated

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Allegheny Technologies Incorporated
Annual Meeting of Stockholders
April 29, 2011
Supplemental Information regarding Item B
Approval of the Compensation of the Company’s Named Officers in an Advisory Vote
The following communication was sent to certain stockholders of Allegheny Technologies Incorporated (the “Company” or “ATI”) beginning on April 12, 2011.
Your vote is important to us. At the 2011 Annual Meeting of Stockholders, the Company’s stockholders will vote on a non-binding proposal to approve the compensation of the Company’s named officers for the first time. The Company’s Board of Directors has unanimously recommended that you vote FOR the proposal to approve, on an advisory (non-binding) basis, the compensation of the Company’s named officers (Item B). In connection with this proposal, ATI is seeking to assist our stockholders in understanding this proposal and to facilitate prompt voting.
The proxy advisory firms ISS Proxy Advisory Services and Glass Lewis & Co., Inc. have recently issued statements recommending that our stockholders vote against this proposal, asserting that there is a misalignment between Company performance and the compensation of our named officers and, in particular, our Chief Executive Officer. For the reasons that follow, in addition to the information set forth under the caption “Executive Compensation” in the Company’s 2011 Proxy Statement, we strongly disagree with their analyses and believe that the Company’s executive compensation programs do in fact appropriately align executive pay with Company performance and achievement of strategic goals.
•	Structure of Executive Compensation — Pay for Performance
We believe that the Company’s executive compensation program through its mix of short- and long-term incentive programs and cash and equity awards appropriately rewards our executives for achievement of both short-term and long-term financial and strategic results. In the analyses of our CEO’s compensation by ISS and Glass Lewis, they suggest that a disconnect exists between pay and performance. With regard to one equity incentive plan in particular, ISS stated that the “required performance goal of positive income before taxes does not appear to be challenging.” Their conclusion fails to take into account the state of the global economy and ATI’s business conditions at the time the goal was set by our Board of Directors. ISS’s and Glass Lewis’ hindsight conclusions are simply not justified in light of the circumstances that existed at the time the programs were put into effect.
As ISS acknowledged, 89% of the total compensation package for our CEO consisted of variable, performance-based compensation elements, most of which are long-term. This performance-based compensation is tied to Company financial performance metrics such as earnings and income before taxes, as well as the achievement of important strategic and operational goals. This approach aligns the interests of management with the interests of stockholders.

Our incentive compensation plans are challenging and operate as designed. For example, in 2010, no performance payments were made under the 2008 Performance/Restricted Stock Program (PRSP). The net income goal for the PRSP was set by the Board at $1.2 Billion. Likewise, for the 2008-2010 Key Executive Performance Plan (KEPP), no payment was made to the participants; the target goal for KEPP was set at $3.1 Billion for aggregate income before taxes. In both cases, these exceedingly challenging earnings targets for each plan had been set in February 2008 before the global economic crisis became apparent.
Additionally, no payments were made to the named officers under the Company’s 2009 Annual Incentive Plan since, in 20/20 hindsight, unrealistically aggressive earnings targets had been set for the year prior to the onset of the global economic crisis.
•	Comparative Financial Performance
ISS’s comparative financial data is flawed. ISS’s methodology does not provide an accurate comparison of ATI’s performance to that of its true peers. ISS’s recommendation is based in part by comparing the Company’s total shareholder return with that of a group of companies selected by ISS based on the Global Industry Classification Standard (GICS). The ISS group includes companies engaged in completely different businesses than ATI, such as copper mining, iron ore mining, and consumer products packaging. The performance of those companies is not relevant to ATI and should not be compared with the performance of ATI. Those companies’ businesses are not reflective of the same cyclicality and other circumstances that our business, and the specialty metals manufacturing industry generally, encounters. More importantly, the ISS peer group does not include certain companies that are clearly recognized by the investing public as our competitors.
The peers that ATI includes in its selected group are involved in one or more of the businesses and markets in which ATI participates and are far more representative than companies selected from a generic statistical database. When ATI’s performance is compared to other specialty metals manufacturers, ATI has clearly outperformed its selected peer group in four of the last five years in terms of total shareholder return. Moreover, ATI has outperformed the S&P 500 in four of the last five years. Our one year total shareholder return for 2010 was 25%. For the ongoing performance periods beginning on January 1, 2009, January 1, 2010, and January 1, 2011, the Company’s total shareholder return is better than 80% of its peer group. When compared to the companies that ATI views as its peers, ATI was the only major metals manufacturer to remain profitable (excluding special items) during the recent economic downturn.
ISS also criticizes ATI for “using outsized companies” in its peer group, such as Alcoa Inc., Nucor Corporation and United States Steel Corporation, because that “may inflate executive compensation levels.” Including large companies in ATI’s selected peer group is important and useful (i) to bracket ATI statistically and to offset the inclusion of companies that are direct business competitors but have annual revenue of less than $1 billion, and (ii) because of the similarity of the exposure of those companies to business cycles and challenges and competition for capital investment.
Historically, compensation for the Chief Executive Officer, and for all named officers, has generally fluctuated in correlation with Company’s total shareholder return.

•	Performance Goals and Discretionary Bonuses
All of the compensation programs are designed with performance goals that the Personnel and Compensation Committee of the Board of Directors determines to be challenging. In 2009 and 2010, the Company faced substantial challenges to remaining profitable during a period of extreme financial and economic dislocation. Accordingly, performance targets for the executive compensation programs were set for prospective performance measurement periods to reflect the uncertain economic environment and the Company’s business plans for those prospective periods. In some cases, such targets were lower than in prior performance measurement periods. Though the Glass Lewis analysis is critical of this action, the Personnel and Compensation Committee carefully considered the performance goals in light of the economic conditions when the goals were set and the fact that the Company had not been profitable during prior periods of economic downturn. Profitability was reasonably expected to be a serious challenge when the performance goal for the Performance Equity Payment Program (PEPP) was set in December 2009.
Discretionary bonuses, which are unusual, were granted in 2010 to certain named officers as a result of management having successfully implemented substantially all of the strategic objectives under Level II of the 2008-2010 KEPP that were deemed critical to fundamentally reposition ATI to succeed in cyclical markets and to achieve future growth.
•	Long Term Performance
During Pat Hassey’s tenure as Chief Executive Officer beginning in October 2003, the Company has undergone a strategic transformation that was designed to position, and has positioned, ATI to succeed in cyclical markets and for continued profitable growth. The Company has self-funded critical strategic investments of over $2 billion in capital expenditures and asset acquisitions, such as our new Rowley, Utah greenfield titanium sponge facility and the titanium and superalloy facility in Bakers, North Carolina. As a result, ATI is now positioned to take advantage of advanced specialty metals technologies, offers innovative products, and has state-of-the-art manufacturing capabilities and a competitive cost structure. This transformation is evidenced by ATI’s stock performance: the Company’s closing stock price on October 1, 2003 was $6.90 and, as of April 11, 2011, was $63.31.
For the fourth straight year under Mr. Hassey’s leadership, ATI was included in Bloomburg Businessweek’s list of the 50 companies in the S&P 500 with the best total returns for shareholders over the last five years as of March 31, 2010.